Exhibit 99.1

Progress Energy announces agreement to sell interest in synthetic fuel operation

RALEIGH, N.C. (June 16, 2004) – Progress Energy [NYSE: PGN] today announced that one of its subsidiaries, Progress Fuels Corporation, had entered two transactions to sell a combined 49.8 percent partnership interest in Colona Synfuel Limited Partnership, LLLP, one of its synthetic fuel operations. Progress Energy subsidiaries will continue to operate the facilities and market the output on behalf of the partners. The sales became effective June 15, 2004. These transactions will add incremental pre-tax income of $15 - $20 million per year. These transactions will not change the company’s previous 2004 earnings per share guidance of $3.50 to $3.65 per share.

“These transactions represent a major step in our plan to optimize our synthetic fuel production fleet”, said Bonnie V. Hancock, president of Progress Fuels. “Since Progress Energy was unable to fully utilize the tax credits available from the production capacity of these facilities, it made sense to find investment partners and create additional value for our shareholders.”

Progress Energy, through its subsidiaries, is a majority owner of five entities and a minority owner of one entity that owns facilities that produce synthetic fuel as defined under the Internal Revenue Code (the Code). The production and sale of the synthetic fuel from these facilities qualifies for tax credits under Section 29 of the Code if certain requirements are satisfied, including a requirement that the synthetic fuel differs significantly in chemical composition from the coal used to produce such synthetic fuel and that the fuel was produced from a facility that was placed in service before July 1, 1998. All entities have received private letter rulings from the Internal Revenue Service with respect to their synthetic fuel operations.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 24,000 megawatts of generation capacity and $9 billion in annual revenues. The company’s holdings include two electric utilities serving more than 2.8 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering competitive generation, energy marketing, natural gas production, fuel extraction, rail services and broadband capacity. For more information about Progress Energy, visit the company’s Web site at http://www.progress-energy.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Risk factors are detailed from time to time in our SEC reports. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond the ability of the company to control or estimate precisely.

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